Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2023, with respect to the consolidated financial statements included in the Annual Report of Surgalign Holdings, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Surgalign Holdings, Inc. on Forms S-8 (File No. 333-224903, 333-255883, 333-255882, 333-217702, 333-203861, 333-128232, 333-149418, 333-166543, and 333-265912), Form S-4 (File No. 333-228694) and on Forms S-3 (File No. 333-231719 and 333-259893).

/s/ GRANT THORNTON LLP

Chicago, Illinois
March 30, 2023